Exhibit 99.1

Conn's, Inc. Announces Addition to Board of Directors

THE WOODLANDS, Texas--(BUSINESS WIRE)--August 30, 2012--Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics and provider of consumer credit, today announced that its Board of Directors, appointed Kelly M. Malson as a member of its Board of Directors. Ms. Malson will become Chairperson of its Audit Committee effective at its next quarterly Board of Directors’ meeting to be held in November 2012. Also announced was the election of Bob L. Martin, an independent member of our Board of Directors, to serve as the Lead Independent Director.

Ms. Malson has served as Chief Financial Officer and Treasurer of World Acceptance Corporation since March 2006, as its Senior Vice President since May 2009 and as its Vice President of Internal Audit from September 2005 to March 2006. Ms. Malson served as Finance Compliance Manager for ITRON, Inc., IEM Unit from 2004 to 2005. Prior to 2004, Ms. Malson served in various positions with KPMG, LLC and Arthur Andersen, LLP. Ms. Malson obtained her Bachelor’s Degree in Accountancy from Southern Illinois University in 1993.

Theodore M. Wright, Chairman, President and CEO, commented, “We are very pleased that Ms. Malson has joined our Board. She brings significant experience and critical insight into the issues facing the consumer credit industry.”

Mr. Wright added, “By adding the position of Lead Independent Director, our Board has strengthened our corporate governance functions, and we are pleased that Mr. Martin will serve in that position. We thank him for his continued service and contributions to our Board.”

About Conn’s, Inc.

The Company is a specialty retailer currently operating 65 retail locations in Texas, Louisiana and Oklahoma: with 22 stores in the Houston area, 14 in the Dallas/Fort Worth Metroplex, seven in San Antonio, three in Austin, one in Waco, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and two in Oklahoma. The Company’s primary product categories include:

  Home appliance, including refrigerators, freezers, washers, dryers, dishwashers, ranges and room air conditioners;
  Furniture and mattress, including furniture for the living room, dining room, bedroom and related accessories and mattresses;
  Consumer electronic, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray players, video game equipment, portable audio and home theater products; and
  Home office, including desktop and notebook computers, tablets, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 61%, including down payments, of its retail sales under its in-house financing plan.

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CONTACT:
Conn’s, Inc.
Chief Financial Officer
Brian Taylor, 936-230-5899
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400